UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2018

SEVEN STARS CLOUD GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

55 Broadway, 19th Floor
New York, New York 10006
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

        Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

 On September 10, 2018 Seven Stars Cloud Group, Inc. (the “Company”) entered into a binding Memorandum of Understanding (the “MOU”) with Mr. Brett McGonegal, Mr. Evangelos Kalimtgis and Mr. Uwe Henke Von Parpart pursuant to which the Company and Messrs. McGonegal, Kalimtgis and Von Parpart agreed that their (i) employment period with the Company shall commence on September 21, 2018 and (ii) employment contract will be finalized within 90 days from September 10, 2018 and which will include the following terms:

•	2 year employment term for each of Messrs. McGonegal, Kalimtgis and Von Parpart;
•	Appoint Messrs. McGonegal, Kalimtgis and Von Parpart to be Co-CEO, Chief Investment Officer and Chief Strategist of the Company, respectively;
•	Annual salary for each of Messrs. McGonegal, Kalimtgis and Von Parpart of $500,000, $400,000 and $150,000, respectively;
•	Additional Salary of $100,000 per year to Mr. Von Parpart to run Asia Times Financial Limited (the JV company formed by the Company and Asia Times Holdings Ltd.);
•	A yearly bonus for each of Messrs. McGonegal, Kalimtgis and Von Parpart to be agreed upon with the Company;
•	The issuance of an aggregate of 8,000,000 funded warrants (the “Warrants”) to Messrs. McGonegal, Kalimtgis and Von Parpart at an exercise price of a 25% premium to the closing market price of the Company’s common stock (the “Exercise Price”);
•	The Warrants shall vest as follows: (i) 25% will vest 9 months following the triggering of the Exercise Price; (ii) 50% will vest 18 months following the triggering of the Exercise Price; and (iii) 25% will vest 24 months following the triggering of the Exercise Price; and
•	Standard senior executive benefits.

Each of Messrs. McGonegal, Kalimtgis and Von Parpart are principals in (i) Asia Times Holdings Ltd., and the Company recently agreed to purchased a 10% interest in Asia Times Holdings Ltd. in exchange for a $4.0 million investment and (ii) Asia Times Financial Limited, a JV company to be formed by the Company and Asia Times Holdings Ltd.. The Company and Asia Times Holdings Ltd. have agreed that $1.0 million of such $4.0 investment is agreed to be invested in Asia Times Financial Limited.

The foregoing description of the MOU is not purported to be complete and is qualified in its entirety by reference to the complete text of the MOU which will be filed as an exhibit to a Form 10-Q of the Company, as required.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2018, the Company agreed to appoint Mr. McGonegal as Co-Chief Executive Officer of the Company in accordance with the terms of the MOU set forth in Section 1.01 above. Mr. McGonegal’s employment period shall start on September 21, 2018. An employment contract will be finalized within 90 days from September 10, 2018. There is no arrangement or understanding between Mr. McGonegal and any other person pursuant to which Mr. McGonegal was selected as Co-Chief Executive Officer. There is no family relationship between Mr. McGonegal and any director or officer of the Company. Mr. McGonegal is not a party to any transaction in which the Company is a participant other than as described in Section 1.01 above.

Mr. McGonegal, age 45, most recently served as founding member and CEO of the Reorient Group (376HK), where he developed the Group’s investment banking business. Reorient, after 4 years of operations, was sold to Jack Ma and his associates in May 2015. An initial investment of US$11mn in the platform yielded a market capitalization at sale of US$3bn. Prior to Reorient, McGonegal was co-head of equity sales and trading at Cantor Fitzgerald in Hong Kong. He pioneered execution trading in Hong Kong and was responsible for the development of the firm’s corporate finance/investment banking capabilities. Prior to Cantor Fitzgerald, McGonegal was a Senior Managing Director at Charles Schwab Capital Markets and helped build a large-scale institutional sales and trading platform that was sold to UBS in 2003. Mr. McGonegal is a director of Asia Times Holdings, the Hong Kong company, which owns the Asia Times newspaper. Mr. McGonegal is a frequent guest on CNBC and Bloomberg TV. Mr. McGonegal is a graduate of Hobart College and the Lawrenceville Prep School.

The foregoing description of the MOU is not purported to be complete and is qualified in its entirety by reference to the complete text of the MOU which will be filed as an exhibit to a Form 10-Q of the Company, as required.

On September 10, 2018, the Company issued a press release, a copy of which is filed as Exhibit 99.1 hereto, announcing the appointment of Mr. McGonegal as Co-Chief Executive Officer to be effective as of September 21, 2018.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 10, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVEN STARS CLOUD GROUP, INC.

Date: September 14, 2018	By:	/s/ Bruno Wu
Bruno Wu
Chairman & Chief Executive Officer